United States

Securities and Exchange Commission

WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: August 21, 2015

DALA PETROLEUM CORP.

(Exact name of registrant as specified in charter)

Delaware	001-10171	80-0000245
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

175 South Main Street, Suite 1410, Salt Lake City, Utah 84111

(Address of Principal Executive Offices, Including Zip Code)

(801) 303-5721

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 21, 2015, the Company accepted E. Will Gray’s resignation as the Company’s Chief Executive Officer, acting Chief Financial Officer and Director. Mr. Gray stated in his resignation letter that the reason for the resignation was because of the Company’s inability to fairly compensate him due to current market conditions. The Company and Mr. Gray entered into a Separation Agreement that establishes the terms of Mr. Gray’s resignation, waives all legal claims, and sets forth the terms of the repayment of all accrued but unpaid salary.

On August 24, 2015, the Company’s Board of Directors appointed William Gumma as the Company’s Chief Executive Officer, acting Chief Financial Officer and Director.

Mr. Gumma, age 67, is a Managing Director of Pacific Oil & Gas, LLC.  Mr. Gumma has nearly 40 years of industry experience including pioneering projects in Russia and Venezuela. His previous positions include CEO of PetroFalcon Corporation, Senior Vice President and board member of Benton Oil and Gas Company, and Chief Geophysicist, Maxus Energy Corporation. He began his career with Amoco Production Company in 1973 and holds a BS in Engineering from the Colorado School of Mines and an MS in Geophysics from Oregon State University.

Mr. Gumma beneficially owns (as trustee of the Orinoco Revocable Trust) 1,830,000 shares of common stock of the Company (14.64% of the total issued and outstanding shares of common stock) and 100 shares of Series A 6% Convertible Preferred Stock (4.94% of the total issued and outstanding shares of Series A 6% Convertible Preferred Stock).

Mr. Gumma is also a managing partner of Chisholm Partners II, LLC. The Company has a service agreement with Chisholm II to use its existing technical exploration team for general and administrative-type services on behalf of the Company.

Item 9.01

Financial Statements and Exhibits

17.1

Letter of Resignation from E. Will Gray II dated August 21, 2015

17.2

Separation Agreement with E. Will Gray II dated August 21, 2015

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DALA PETROLEUM CORP.

By:

/s/ Clancy Cottman

Name:

Clancy Cottman

Title:

Director

Date:

August 25, 2015